UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 31, 2019
Chemical Financial Corporation
(Exact Name of Registrant as
Specified in its Charter

Michigan (State or Other Jurisdiction of Incorporation)	000-08185 (Commission File Number)	38-2022454 (IRS Employer Identification No.)

333 W. Fort Street, Suite 1800 Detroit, Michigan (Address of Principal Executive Offices)	48226 (Zip Code)
Registrant's telephone number, including area code:  (800) 867-9757
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1 Par Value Per Share	CHFC	The NASDAQ Stock Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Chemical Financial Corporation (“Chemical”), currently headquartered in downtown Detroit, Michigan, previously announced its planned expansion in the city, including approximately 500 jobs to be located there once it moves into a new headquarters building. On May 31, 2019, Chemical’s subsidiary, Chemical Bank, entered into a lease agreement with GPC Adams LLC with respect to the new headquarters building, which is expected to be completed by January 1, 2022. The terms of the lease agreement are materially consistent with the anticipated terms that were described in the Chemical definitive proxy statement for its 2019 annual meeting of shareholders.

The lease agreement provides for a triple net lease at the initial rate of $35 per rentable square foot for office space, or approximately $6,977,950 annually, and $50 per rentable square foot for retail space, or approximately $190,050 annually, with two percent annual increases during the initial term. The leased property will be approximately 421,481 square feet of gross area comprised of (a) 199,370 square feet of rentable office space, (b) 3,801 rentable square feet of 1st floor retail space, and (c) a parking garage and related parking facilities, including without limitation, 311 parking spaces. Chemical Bank will lease the 311 parking spaces within the premises at an estimated monthly cost of $300 per spot, or $1,119,600 annually, with two percent annual increases during the initial term. Chemical Bank has four renewal options of 84 months for each renewal option. The lease will have a term of 22.5 years and a rent commencement date of January 1, 2022. The four renewal terms will be at 95% fair market rental, with two percent annual increases, provided the base rent during each renewal term shall not be less than the immediately preceding lease year before commencement of each renewal term. The effectiveness of the lease agreement is subject to conditions precedent, which include receipt of tax incentives as well as guaranteed construction cost agreements on terms acceptable to the landlord and the tenant. GPC Adams LLC, which owns the property, will remediate and improve the property and build the office building. Chemical Bank and GPC Adams LLC have agreed to cooperate to seek critical tax incentives from governmental agencies, which will be for the benefit of the developer and Chemical Bank. In connection with the lease agreement, Chemical signed a guaranty agreement with respect to Chemical Bank’s obligations under the lease agreement. Chemical Bank also entered into a related development agreement with GPC Adams LLC, which sets forth GPC Adams LLC’s obligations with respect to the development of the new headquarters building, and provides that Chemical Bank will complete its tenant improvement obligations and provide funds for the base building work if the costs of such base building work exceed GPC Adams LLC’s $76 million contribution obligation.

As previously disclosed in the Chemical definitive proxy statement for its 2019 annual meeting of shareholders, the landlord entity under the lease agreement (which was anticipated to be 28 Associates LLC at the time of the proxy statement, but is a separate entity, GPC Adams LLC, which has the same ownership as 28 Associates LLC) is 50% owned by the five adult children of Chemical’s Chairman, Gary Torgow, through their ownership of a member of GPC Adams LLC, Park Elizabeth Associates LLC. The members of Park Elizabeth Associates LLC are Elie Torgow, Yoni Torgow, Rachel H. Torgow Krakauer, Moshe Torgow, and Jacob Torgow. Elie Torgow is also the manager of GPC Adams LLC, and he owns less than .01% of Chemical. Mr. Torgow recused himself from all Board deliberations related to this lease agreement, and none of these adult children are directors, officers or employees of Chemical or Chemical Bank. The Audit Committee of the Board (of which Mr. Torgow is not a member) also approved this lease agreement.

The foregoing description of the lease agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the lease agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits:

Number	Exhibit
10.1	Lease by and between GPC Adams LLC and Chemical Bank, dated May 31, 2019

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	June 6, 2019	CHEMICAL FINANCIAL CORPORATION (Registrant)

/s/ Dennis L. Klaeser
Dennis L. Klaeser Executive Vice President and Chief Financial Officer